Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251110) pertaining to the Incentive Award Plan of GCM Grosvenor Inc. of our report dated March 12, 2021, with respect to the consolidated financial statements of GCM Grosvenor Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Chicago, Illinois
March 12, 2021